EXHIBIT G

                             [SystemOne Letterhead]

                                December 9, 2002

To the holders of Preferred Stock set
forth on the signature page hereto:

            Re: Mandatory Redemption Rights pursuant to Section 10(b) of each of the Certificates of Designation (the "Certificates of Designations") of the Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock (collectively, the "Preferred Stock") of SystemOne Technologies Inc. (the "Company").

Ladies and Gentlemen:

      Pursuant to Section 10(b) of each of the Certificates of Designation, the Company is obligated to redeem all of the outstanding shares of Preferred Stock on May 17, 2004 (the "Mandatory Redemption Date"). Concurrently herewith, the Company is exchanging its currently outstanding 8.25% Subordinated Convertible Notes due February 23, 2003, for new 8.25% Subordinated Convertible Notes (the "Notes") due December 31, 2005. Section 2(f) of the Notes prohibits the Company from, without the consent of the holders of the Notes, redeeming any of its outstanding equity securities while the Notes remain outstanding. If the Preferred Stock is not redeemed on or prior to the Mandatory Redemption Date, then pursuant to Section 10(d) of the Certificates of Designation, the conversion price for the Preferred Stock would be reduced.

      Effective upon execution hereof, the undersigned holders of 100% of the outstanding shares of the Preferred Stock (the "Holders") hereby agree that the Mandatory Redemption Date shall be deemed to be the earlier to occur of (i) the 90th day after the date that all of the Notes shall have been repaid in full and
(ii) March 31, 2006, but in no event shall the Mandatory Redemption Date be deemed to occur prior to May 17, 2004.

      Each of the Holders agrees further that such Holder shall not transfer any shares of Preferred Stock unless the transferee acknowledges and agrees to the terms hereof.

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      If the foregoing is acceptable, please execute a copy of this letter agreement in the space provided and return such executed copy to the undersigned.

                                                  Very truly yours,

                                                  SystemOne Technologies Inc.

                                                  By: /s/ Paul I. Mansur
                                                      -----------------------
                                                      Paul I. Mansur
                                                      Chief Executive Officer

Agreed to an accepted as of the date first above written:

Holders:

Environmental Opportunities Fund II, L.P.         Hanseatic Americas LDC
Environmental Opportunities Fund II
(Institutional), L.P.                             By: Hanseatic Corporation

By: Fund II Mgt. Co., LLC                              By: /s/ Paul A. Biddelman
    General Partner                                        ---------------------
                                                           Paul A. Biddelman
      By: /s/ Kenneth C. Leung                             President
          --------------------------------
          Kenneth C. Leung
          Chief Investment Officer

Environmental Opportunities Fund, L.P.

By: Environmental Opportunities Management Co., LLC
    General Partner

      By: /s/ Bruce McMaken
          --------------------------------
          Bruce McMaken
          Manager